Exhibit 99.1

AMRI Announces First Quarter 2013 Results and Raises EPS Guidance for the Year

Total First Quarter Revenue up 11% at $59.4 Million and Adjusted EPS increased to $0.23

Albany, NY (May 7, 2013) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the first quarter ended March 31, 2013.

Financial highlights for the first quarter include:

•	Adjusted diluted earnings per share of $0.23, an increase of $0.21 from the prior-year period
•	Contract revenue of $46.5 million, up 9% from the prior-year period
•	Contract margin improved to 19% from 7% in the prior-year period

First Quarter 2013 Results

Total revenue for the first quarter of 2013 was $59.4 million, an increase of 11% compared to total revenue of $53.7 million reported in the first quarter of 2012.

Total contract revenue for the first quarter of 2013 was $46.5 million, an increase of 9% compared to contract revenue of $42.7 million reported in the first quarter of 2012. Total contract revenue encompasses revenue from AMRI's Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

•	Discovery Services contract revenue for the first quarter was $11.0 million, an increase of 13% from $9.7 million in 2012
•	Development/Small Scale Manufacturing contract revenue for the first quarter was $9.1 million, a decrease of 7% from $9.8 million in 2012, which was consistent with our expectations
•	Large Scale Manufacturing contract revenue for the first quarter was $26.4 million, an increase of 14% from $23.2 million in 2012

Royalty revenue in the first quarter of 2013 was $12.9 million, an increase of 17% from $11.0 million in the first quarter of 2012. Royalty revenue for the first quarter of 2013 includes royalties from the Allegra® products as well as $1.8 million from the net sales of certain amphetamine salts sold by Actavis.

Net income under U.S. GAAP was $6.5 million, or $0.21 per basic and diluted share, in the first quarter of 2013, compared to a U.S. GAAP net loss of $(3.8) million, or $(0.13) per basic and diluted share for the first quarter of 2012. Net income on an adjusted basis in the first quarter of 2013 was $7.2 million or $0.23 per diluted share. The adjustments to U.S. GAAP net income primarily relate to restructuring charges of approximately $0.6 million, net of tax, or $0.02 per diluted share, related to the company’s previously announced decision to close its Bothell, WA facility.

For a reconciliation of U.S. GAAP net income (loss) and earnings (loss) per diluted share as reported to adjusted net income (loss) and earnings (loss) per diluted share for the 2013 and 2012 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “We are pleased to report first quarter results for 2013 that reflect contract margin improvements driven by the performance in our Discovery and Large Scale Manufacturing businesses. Our overall performance for the first quarter of 2013 reaffirms the consistent and positive direction of our company. We continue to build global relationships to drive value for our shareholders as evidenced by the recently signed agreements with Ono Pharmaceutical Company, Ltd. for drug discovery and development services and a specialty pharmaceutical company for various services for multiple oncology products. We are marking the first year anniversary of the roll out of AMRI SMARTSOURCING™, an industry leading move to strategic decision making and the true measurement of success in outsourcing for drug discovery, development and manufacturing. These financial results demonstrate that our customers understand the importance of making smart choices about the reasons for outsourcing decisions.”

Liquidity and Capital Resources

At March 31, 2013, AMRI had cash, cash equivalents and restricted cash of $33.9 million, compared to $28.5 million at December 31, 2012. These amounts in 2013 and 2012 include restricted cash of $5.4 million and $5.2 million, respectively, $5.0 million of which was pledged to collateralize the Company’s term loan and line of credit.

Total debt at March 31, 2013 was $8.0 million, unchanged from December 31, 2012. Cash, cash equivalents and restricted cash, net of debt, were $25.9 million at March 31, 2013 compared to $20.5 million at December 31, 2012. The increase in cash and cash equivalents for the quarter ended March 31, 2013 was primarily comprised of cash flow from operations of $7.1 million, partially offset by capital expenditures of $2.4 million. Total common shares outstanding, net of treasury shares, were 31,418,326 at March 31, 2013.

2013 Financial Guidance

AMRI Chief Financial Officer and Treasurer Michael Nolan said, “We are updating our 2013 guidance based on a strong first quarter performance. The company maintains its revenue outlook for the year of $205-$213 million, reflecting growth at the top end of up to 12%.”

Nolan added, “With an improved mix in the first quarter, we are tightening and increasing our adjusted EPS range to between $0.52 to $0.65 from the previously communicated $0.34 to $0.52. The company expects second quarter contract revenue between $48 and $50 million representing growth over 2012 of 18% at the top end. Adjusted EPS for the second quarter is estimated between $0.09 and $0.12.”

Nolan continued, “AMRI executed well in the first quarter and expanded contract margins by 12% compared with first quarter 2012. These results demonstrate a strong pull through on incremental revenues while benefiting from ongoing cost management and the savings from previous restructuring activities. The company is well positioned to deliver on its goal to be profitable without the benefit of royalties or milestones by the end of the year.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•	Announced a new five-year service agreement with Ono Pharmaceutical Company, Ltd., which extends a drug discovery and development collaboration between the companies.
•	Signed a long-term agreement with a specialty pharmaceutical company that includes various services for multiple oncology products.

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. ET on Tuesday, May 7, 2013 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-556-4997 (domestic calls) or 719-325-2452 (international calls) at 9:50 a.m. ET and entering passcode 4945957. The webcast will be available live via the Internet and can be accessed on the company’s website at www.amriglobal.com. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development and manufacturing services. For over 21 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, margins and earnings per share for the second quarter and full year 2013, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2013 Financial Guidance,” statements regarding the strength of the company’s business and prospects, statements regarding the actions taken to reduce cost and improve operating performance, and statements concerning the company’s momentum and long-term growth, including expected results for 2013. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists; trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra® and the OTC conversion of Allegra® on the company’s receipt of significant royalties under the Allegra® license agreement; the success of the sales of other products for which the Company receives royalties; the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission on March 18, 2013, and the company's other SEC filings. Revenue, adjusted EPS and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income (loss) from operations, net income (loss) and income (loss) per diluted share, as adjusted to exclude certain long-lived asset impairment charges, restructuring charges, lease restructuring charges and insurance demutualization gain in the 2012 and 2013 periods. Exclusion of these non-recurring items allow comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Table 1. Our projected 2013 adjusted EPS, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded are difficult to predict and estimate and are primarily dependent on future events.

Contacts:
Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media: Gina Monari, AMRI Communications, 518-512-2512

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2013	March 31, 2012

Contract revenue	$46,493	$42,710
Recurring royalties	12,913	10,985
Total revenue	59,406	53,695

Cost of contract revenue	37,822	39,670
Technology incentive award	1,114	1,099
Research and development	105	373
Selling, general and administrative	9,549	9,846
Restructuring charges	879	688
Impairment charges	534	3,967
Total operating expenses	50,003	55,643

Income (loss) from operations	9,403	(1,948)

Interest expense, net	(82)	(142)
Other income (expense), net	452	(792)

Income (loss) before income taxes	9,773	(2,882)

Income tax expense	3,268	925

Net income (loss)	$6,505	$(3,807)

Basic and diluted income (loss) per share	$0.21	$(0.13)

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data (unaudited)

(Dollars in thousands)	March 31, 2013	December 31, 2012

Cash and cash equivalents	$28,535	$23,293
Restricted cash	1,032	702
Accounts receivable, net.	36,345	42,496
Royalty income receivable	12,978	8,180
Inventory	32,763	28,216
Total current assets	124,580	113,424
Restricted cash	4,345	4,524
Property and equipment, net	132,875	135,519
Total assets	269,997	262,862

Total current liabilities	36,557	35,986
Long-term debt, excluding current installments	7,048	7,227
Total liabilities	56,421	56,721
Total stockholders’ equity	213,576	206,141
Total liabilities and stockholders’ equity	269,997	262,862

Table 1: Reconciliation of first quarter 2013 and 2012 reported income (loss) from operations, net income (loss) and earnings (loss) per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

(Dollars in thousands, except for per share data)	First Quarter 2013	First Quarter 2012
Income (loss) from operations, as reported	$9,403	$(1,948)
Impairment charges	534	3,967
Restructuring charges	879	688
Income from operations, as adjusted	$10,816	$2,707

Net income (loss), as reported	$6,505	$(3,807)
Adjustments, net of tax:
Impairment charges	347	3,870
Restructuring charges	629	673
Insurance demutualization gain	(252)	-
Net income, as adjusted	$7,229	$736

Income (loss) per diluted share, as reported	$0.21	$(0.13)
Adjustments , net of tax:
Impairment charges	0.01	0.13
Restructuring charges	0.02	0.02
Insurance demutualization gain	(0.01)	-
Net income per diluted share, as adjusted	$0.23	$0.02